EXHIBIT 10.4

RESEARCH AGREEMENT

RESEARCH AGREEMENT between the CALIFORNIA INSTITUTE OF TECHNOLOGY, of Pasadena, California, U.S.A., hereinafter referred to as “Institute”, and Arrowhead Research Corporation, hereinafter referred to as “Sponsor”.

WHEREAS, the research program relating to the works of Dr. Harry Atwater, hereinafter referred to as “Investigator”, and the Sponsor, and will further the instructional and research objectives of the Institute in a manner consistent with its status as a nonprofit, tax-exempt, educational institution.

NOW, THEREFORE, the parties hereto agree as follows:

I. STATEMENT OF WORK. The Institute agrees to use its best effort to carry out the work defined in the Statement of Work attached as Exhibit I.

2. PRINCIPAL INVESTIGATOR. The research will be supervised by Dr. Harry Atwater. If for any reason, he/she is unable to continue to serve as Principal Investigator, and a successor acceptable to both the Institute and the Sponsor is not available, this Agreement shall be terminated as provided in Article 11

3. PERIOD OF PERFORMANCE. The research shall be conducted during the period of 1/1/04 through 12/31/07. This Agreement and the period of performance may be extended by mutual agreement of the parties.

4. REIMBURSEMENT OF COSTS. In consideration of the foregoing, the Sponsor will reimburse the Institute for all direct and indirect costs incurred in the performance of the research which shall not exceed a total estimated project cost of $870,793, without written authorization from the Sponsor. If the Agreement is extended, the dollar value of costs to be reimbursed may be increased by mutual agreement to cover additional work performed during the extension.

5. PAYMENT. Payment shall be made as follows:

Year 1: $242,640	Year 2: $205,907	Year 3: $209,501	Year 4: $212,744

Full payment for the first year shall be made within thirty (30) days of execution of this Agreement. Subsequent annual payments shall be made within thirty (30) days of the anniversary of the commencement date of this Agreement. All payments to the Institute shall be net, and free and clear of all taxes, duties and levies.

6. ACCOUNTS AND RECORDS. The Institute agrees to maintain books, records, documents, and other evidence pertaining to all costs and expenses to the extent and in such detail as will properly reflect all net costs, direct and indirect, of labor, materials, equipment, supplies and services, and other costs, and expenses of whatever nature incurred in the performance of this research.

7. TRAVEL. Travel costs shall be paid in accordance with applicable Institute policies.

8. PERSONAL PROPERTY. Title to all personal property to be used in the performance of this research and purchased with funds supplied under this Agreement, shall vest in the Institute upon delivery.

9. TECHNICAL DATA.

a. Ownership of, and the right to register copyright to documents related to computer hardware and software and associated documentation (hereinafter “Documents”) shall remain in the Institute, The Sponsor shall be granted a nonexclusive, nontransferable, royalty-free license to use Documents, but only for Sponsor’s own internal purposes. The Sponsor further agrees not to provide or otherwise make available Documents, or any copy of modification thereof in any form to any third party, except as may be permitted in writing by the Institute. As used herein “modification” shall mean any source tapes, listings or other documentation remains essentially the same in both form and function as when originally provided by the Institute to the Sponsor.

b. All technical data other than Documents resulting from the research program under this Agreement shall be the property of the Institute; however, a copy of all such technical data shall be provided to the Sponsor upon request, and, subject to Article 12 hereof, Sponsor shall have the right to use and disclose all such technical data as it sees fit.

10. PUBLICATIONS. It is anticipated that the Principal Investigator may publish information regarding technical developments and/or research findings made by Institute employees under this Agreement. For such publication Principal Investigator agrees to submit a copy of the proposed publication to the Sponsor, preferably at least (30) days prior to, but in no case later than simultaneously with submission for publication. Sponsor may request reasonable changes and/or deletions be made in any proposed publication. The Principal Investigator will consider such changes but retains the sole right to determine whether such changes or deletions will be made. If Sponsor believes that the subject matter to be published warrants patent protection, it will identify the subject matter requiring protection and notify the Institute. Institute agrees to use its best efforts to file a U.S. patent application prior to any date that would result in preventing the obtaining of a valid patent rights throughout the world when the Sponsor so identifies subject matter requiring patent rights throughout the world when the Sponsor so identifies subject matter requiring patent protection from a review of the planned publication. Notwithstanding any other provisions of this Article 10, if the Institute is unable to file a U.S. nonprovisional patent application, at its expense, prior to any date that would result in preventing the obtaining of valid patent right throughout the world when Sponsor so identifies subject matter requiring patent protection from a review of a planned publication.

11. TERMINATION. The Principal Investigator or the Sponsor shall have the right to terminate this Agreement upon sixty (60) calendar days’ written notice. In the even of termination by the Sponsor, the Institute shall make no further commitments and must take all reasonable action to cancel outstanding obligations. The Institute shall be entitled to reimbursement for all costs incurred including reasonable cancellation charges for any purchase orders, subcontracts or other commitments made prior to notice of termination. The Office of Management and Budget Circular A-21 shall be used in determining the allowable costs.

In the event the Institute employs personnel specifically for this work, it shall be entitled to full reimbursement for the salaries, benefits and overhead for such personnel for a period of 60 days.

12. USE OF NAME. The Sponsor agrees that it will not use the name of the California Institute of Technology in any advertising or publicity material, or make any form of presentation or statement in relation to research or testing done at the Institute which would constitute an express or implied endorsement by the Institute of any commercial product or service, and it will not authorize other to do so, without first having obtained written approval from the Institute. Similarly, the Institute agrees that it will not use Sponsor’s Corporate name without its prior written concurrence.

13. PATENTS.

a. Definition: “Subject Invention” means any invention or discovery, whether or not patentable, conceived or first actually reduced to practice in the course of, or under this Agreement. “Joint Subject Invention” means any invention or discovery, whether or not patentable, (a) conceived or first actually reduced to practice in the course of, or under this Agreement, jointly by the Institute and Sponsor Employees, (b) first actually reduced to practice by Institute Employees using Sponsor’s facilities and equipment, or (c) first actually reduced to practice by Sponsor Employees using Institute facilities and equipment. The term “Subject Invention” includes, but is not limited to, any art, method, process, machine, manufacture, design or composition or matter, or any new and useful improvement thereof, or any variety of plant, which is or may be patentable under the patent laws of the United States of America.

b. Reporting of Inventions. The Institute shall report each Subject Invention to the Sponsor as soon as possible after becoming aware of the conception or reduction to practice thereof.

c. Filing of Applications.

1. The Institute shall retain title to each Institute Subject Invention. As to each such Institute Subject Invention, Sponsor can request Institute to file a patent application and Institute agrees to do so provided Sponsor covers the cost of filing and maintaining the patent application, patents issuing therefrom and foreign counterparts, if any. The Institute shall have the right thereafter to elect whether of not it will file a patent application covering Subject Invention. Patent applications relating to such Subject Invention(s) shall be filed by the Institute in its name.

2. Joint Subject Inventions shall be jointly owned by Institute and Sponsor. Patent applications relating to a Subject Invention made jointly by Institute personnel and other persons participating in the work supported by this Agreement shall be filed as mutually agreed by the parties, at Sponsor’s expense unless Sponsor has not initiated the filing of such patent applications, and Institute and Sponsor shall together select independent patent counsel satisfactory to both parties to prepare and prosecute any such applications. Patent applications relating to Joint Subject Inventions shall be filed in the names of Institute and the Sponsor.

3. Subject Inventions made solely by person(s) who are not Institute personnel shall be owned by Sponsor provided such personnel do not first actually reduce to practice a Subject Invention shall be a Joint Subject Invention as defined above. Patent applications owned by Sponsor shall be filed by Sponsor.

4. As regards 13.c.1 and 13.c.2., both parties shall have the right to review and comment upon applications and correspondence with the Patent Office and shall be provided with drafts thereof sufficiently in advance to reasonably allow for such review and comment.

5. Institute agrees that it will cause to be signed by concerned Institute personnel all documents necessary to obtain patent as set forth above, and that Institute will do whatever Sponsor reasonably requests to obtain and maintain such patent rights, at the expense of Sponsor.

6. If Sponsor is not interested in having a patent application filed with respect to a particular Subject Invention made solely by Institute personnel or jointly, Sponsor shall advise Institute of such fact within sixty (60) days from the date the Subject Invention was disclosed to Sponsor by Institute, or sooner if necessary to avoid loss of patent rights. Institute may then at its own expense, file and prosecute such patent application, and patent application and any patents issuing therefrom shall not be included within the rights licensed to Sponsor pursuant to this Agreement, and Institute shall be free to license its rights in such patent to any party.

d. Licenses.

1. For any Subject Invention for which Institute has any right, Sponsor shall receive a nonexclusive, royalty-free, irrevocable license to use the invention covered by the license for its own internal purposes. However, such a nonexclusive license will not include the right to sublicense and is nontransferable, except in the event of the transfer or sale of all or substantially all of Sponsor’s assets to a third party.

2. Sponsor shall have the option to acquire, upon mutually agreeable terms, a royalty bearing, exclusive or nonexclusive, world-wide license in the Field, including the right to sublicense, to make, have made, use, lease and sell products embodying or produce through the use of any Subject Invention. Said option must be exercised by written notice to Institute within six (6) months after receiving from Institute written notice of the filing of a patent application. If Sponsor elects to exercise its option to acquire a license on mutually agreeable terms within the prescribed time period, both parties agree to negotiate license terms in good faith but not to exceed 2%. All such negotiations including the execution of a license agreement shall be completed within six (6) months of written notice to Institute of Sponsor’s exercise of said option. If Sponsor fails to agree to terms waived said option, and the Institute shall be free to license a third party; provided, however, that for a period of three (3) years after written notice of Sponsor’s exercise of its option to Subject Invention(s), the Institute shall not agree to license a third party on more favorable terms than were offered to Sponsor without first offering Sponsor a license on those more favorable terms and providing Sponsor with ninety (90) days in which to accept such offer. If Sponsor fails to notify Institute within the ninety (90) days that is has accepted such terms, Sponsor shall be deemed to have rejected the offer, and Institute shall, thereafter, be free to license its rights in the Subject Invention(s) to other parties. If Sponsor notifies Institute within ninety (90) days that it accepts such an offer, Institute shall be deemed to have entered into a binding license agreement with respect to such terms.

3. Any license granted to Sponsor pursuant to paragraph l3.d.2. shall be subject to the California Institute of Technology Patent Policy and Institute’s prior agreements with other sponsors and shall provide: (a) for a reasonable royalty on net sales of products utilizing the licensed technology to be paid to the Institute; (b) for Institute to retain a nonexclusive license, with the right to grant sublicenses, for research purposes only; (c) if and to the extent applicable to the licensed Subject Invention, that the rights of the Unites States of America as set forth in Public Laws 96-517 and 98-620 (codified at 35 U.S.C. 200 et seq.) are especially reserved, and that Sponsor shall comply with the provision of 35 U.S.C. 204, as amended from time to time; and (d) that nothing contained in this clause shall imply a license to the Sponsor under any patent, patent application or other invention other than a Subject Invention as defined herein.

e. Government Rights. Under certain circumstances, it is possible that the research may be supported in part by one or more agencies of the U.S. Government. If this should occur, the reporting of inventions or discoveries and the disposition of title to patent applications or patents resulting therefrom will be subject to the terms and conditions of the Institute’s contractual agreement with any such agency or agencies. If such a circumstance develops and if the Sponsor desires to acquire rights, the Institute agrees to make every possible effort to acquire title to such inventions and to offer the Sponsor the option for acquisition of rights as outlined in the preceding paragraph, subject to the prior rights of, or conditions imposed thereon by, the U.S. Government.

14. CONFIDENTIALITY OF SPONSOR’S INFORMATION. Sponsor may wish, from time to time, in connection with work contemplated under this Agreement, to disclose confidential information to Institute personnel. To protect the confidentiality of such information, Sponsor may request the Principal Investigator, who has the right to refuse to accept such information, to sign a confidentiality agreement with Sponsor, in the form of Exhibit 2 hereto. Such a request shall not extend to other research personnel. Institute will not be responsible for any failure of individual performance under such confidentiality agreement.

15. LIABILITY.

a. Indemnification. Sponsor shall defend, indemnify and hold harmless Institute, and its trustees, officers, employees and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any and all liability, damage, loss or expense (including attorneys’ fees and expenses of litigation) that may be incurred by or imposed upon the Indemnitees, or any of them, in connection with any claim, suit, demand, action or judgment arising out of the following:

1. the design, production, manufacture, sale, use in commerce, lease or promotion by Sponsor or by and Affiliate or sublicensee of the Sponsor or any product, process or service relating to or developed pursuant to this Agreement; or

2. any other activities to be carried out pursuant to this Agreement.

Sponsor’s indemnity under 1. shall apply to any liability, damage, or loss or expense whether or not it is attributable to the negligent activities of the Indemnitees. Sponsor’s indemnification under 2. shall not apply to any liability damage, loss or expense to the extent that it is attributable to the negligence or willful misconduct of the Indemnitees.

b. Warranties. Institute makes no warranties, express or implied, as to any matter whatsoever, including, without limitation, the condition of the research or any invention(s) or product(s), whether tangible, conceived, discovered, or developed under this Agreement; or the merchantability, or fitness for particular purpose of the research or any such invention or product. Institute shall not be liable for any direct, consequential, or other damages suffered by Sponsor, any licensee, or any other resulting from the use of the research or any such invention or product.

16. INDEPENDENT CONTRACTOR. For the purpose of this Agreement and all services to be provided hereinunder, the parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other part. Neither party shall have authority to make any statement, representations or commitments or any kind, or to take any action that shall be binding on the other party, except as may be explicitly provided for herein or authorized in writing.

17. GENERAL.

a. This Agreement may not be assigned by either party without the prior written consent of the other party.

b. This Agreement constitutes the entire and only agreement between the parties relating to the work that is covered by the attached Statement of Work and supported with funds provided by this Agreement, and all prior negotiations, representations, agreement and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the parties.

18. NOTICES. All notices or other administrative documents shall be directed as follows:

To:	R. Bruce Stewart	To:	David S. Mayo
	Arrowhead Research Corporation		Office of Sponsored Research (MC 201-15)
	Suite 480		California Institute of Technology
	150 South Los Robles Avenue		1200 E. California Blvd.
	Pasadena, CA 91101		Pasadena, CA 91125
	Phone (626) 792-5549		Phone (626) 395-6219
	FAX (626 (449-6299		FAX (626) 795-4571

ARROWHEAD RESEARCH CORPORATION		CALIFORNIA INSTITUTE OF TECHNOLOGY

BY	/S/ R BRUCE STEWART	By:	/S/ DAVID J. MAYO
	R. Bruce Stewart		David J. Mayo

DATE 2-23-04		DATE February 23, 2004

EXHBIT I

High performance micro- and nano-electromechanical

materials and devices in ferroelectric thin films

Harry A. Atwater

Thomas J. Watson Laboratory of Applied Physics

California Institute of Technology, Pasadena, CA 91125

(626) 395-2197

haa@caltech.edu

We propose a four-year- research program which will exploit new ferroelectric film synthesis capabilities developed recently in the Atwater Group to make thin film piezoelectric devices with very high work output that are suitable for integration into microelectromechanical devices on silicon substrates. The work will focus on:

•	Growth of high quality biaxially-textured ferroelectric thin films on biaxially-textured MgO templates deposited on amorphous films on Si.

•	Synthesis of single-crystal ferroelectric thin films via wafer bonding and layer transfer techniques.

•	Fabrication of high performance piezoelectric microelectromechanical devices in biaxially-textured ferroelectric thin films and single-crystal ferroelectric thin films.

Until now, ferroelectric thin films have been widely explored for applications as capacitor dielectrics and memory elements in non-volatile random access memory devices, but much less effort has been devoted to applications in microelectromechanical systems (MEMS). This is in part due to poor quality of thin film materials that have been available for MEMS actuators. In most cases, the ferroelectric thin films had polycrystalline microstructures that degrade domain switching, and piezoeleotric coefficients and also result in time-dependent fatigue, which has adversely affected device reliability.

We have recently identified two broad synthetic strategies that have promise for high work/volume piezoelectric actuators in micro-electromechanical systems (MEMS) applications. First is growth of biaxially-textured ferroelectric thin films that have potential to create piezoelectric devices that approach the quality of single crystal devices at modest cost. Second is the fabrication of single crystal ferroelectric thin films for devices by wafer bonding and layer transfer techniques, which has yielded, for the first time, ferroelectric thin films whose properties are as good as those of bulk materials and whose mechanical reliability is superior to that of bulk crystals. Both of these approaches exploit 90° domain switching which has the potential for “high strain ferroelectric” devices with very high work/volume and reasonable cycling frequencies, as compared with other technologies for MEMS devices. A comparison of the work output of high strain ferroelectrics with other device technologies is given in Fig. 1.

Biaxially-textured ferroelectric film growth. The biaxially-textured ferroelectric film growth process enables greater process flexibility and latitude for MEMS integration on silicon since integration of MEMS rnicroactuator devices can be achieved during or after the “back end”

of a silicon integrated circuit process, i.e. after the silicon electronic devices and interconnects have been fabricated and protected from contamination by deposition of amorphous dielectric overcoat layers. This route for ferroelectric/silicon integration uses very thin (~ 10 nm) biaxially textured MgO films as epitaxial templates for ferroelectric film growth. Biaxially textured materials are highly-oriented polycrystalline films with a narrow range of in-plane and out-of-plane crystallographic orientations. We have also demonstrated epitaxy of BaTiO3 and PbTiO3 on biaxially-textured MgO templates. The out-of-plane orientation was defined by [001]ferroelectric parallel to [001]MgO and the in-plane orientation by [001]ferroelectric parallel to [100]MgO. Biaxially textured MgO films were grown on amorphous Si3N4/Si substrates using ion beam-assisted deposition (IBAD. The MgO biaxial texture was controlled by varying the ion/MgO molecule flux ratio during deposition. The IBAD MgO film is either directly used as a heteroepitaxial template for PBT or was first coated with a 20 nm layer of homoepitaxial MgO grown at 600° C. Molecular beam epitaxy (MBE) will be used to grow BaxPb1-xTiO3 co-evaporation of Pb (99.999% pure) and Ba (99% pure) from effusion cells, and Ti from a Varian Ti-ball sublimation source. The oxygen source is an Oxford Applied Research HD25 RF atom source with O2 introduced into the back of the source. The RF atom source has an O2-to-atomic-O cracking efficiency of 30% at 500W.

Ferroelectric films via layer transfer fabrication. Layer transfer fabrication is one of the most promising methods to realize single crystal properties in thin films, and to overcome substrate-film lattice mismatch effects. Crystal ion slicing processes have been reported for layer transfer of silicon, InP, Ge and diamond. Recently, we have successfully employed this technology for layer splitting and transfer of the ferroelectric materials LiNbO3 and BaTiO3. We transferred single crystal BaTiO3 (400 nm thick) films onto Pt-coated Si and Si3N4/Si substrates by ion implantation-induced layer transfer used H+/He+ ion co-implantation and subsequent heat treatment. The transferred BaTiO3 films are single crystalline with surface RMS roughness of 17 nm. Polarized optical and piezoresponse force microscopy (see Fig. 2) indicated that — remarkably— BaTiO3 film domain structure closely resembles that of bulk BaTiO3 and clearly shows 90o a-c domain structure with tetragonal angle of.0.5~0.6°. Micro-Raman spectroscopy indicated that local vibrational modes in the ion implanted BaTiO3 layer fully recovered during the transfer process annealed above Curie temperature and the transferred layer shows typical single crystal tetragonal BaTiO3 structure. From the piezoresponse force microscopy, the piezoelectric constant, d33, value is found to be 80-100 pm/V and the coercive electric field (Ec) is 12-20 kV/cm, values almost identical to those seen in single crystal BaTiO3. These results imply that now ferroeleotric thin films can be made with properties rivaling those of bulk crystals.

Device Fabrication. The proposed program will apply the film synthesis techniques described above to make simple piezoelectric thin film devices using facilities in the Atwater lab and also the Micro/Nano Fabrication Lab, a newly created laboratory for microfabrication and nanofabrication located on the first floor of Watson Laboratory at Caltech. These laboratories have conventional optical lithography with a 1.5 µm resolution mask aligner suitable for up to 3” substrates, positive photoresist processing, wet chemical etching, CVD for silicon nitride and silicon dioxide, metal evaporation, polymer layer fabrication, optical inspection and metal thin film evaporation. Device characterization by I-V, C-V, Hall mobility and carrier density and spreading resistance can be performed from 25-150 C. An electrical measurement probe station is available for current-voltage and capacitance voltage characterization using Keithley Instruments ICS-based 236 source-measurement units. Surface profilometry and piezoresponse force microscopy is available using a Thermomicroscope AutoProbe CF atomic force microscope.

Statement of Work

Year 1

1.	We will fabricate biaxially-textured BaTiO3 and PbTiO3 films on Si substrates, and characterize their structural and piezoelectric properties.

2.	We will fabricate single crystal BaTiO3 and PbTiO3 films on Si substrates, and characterize their structural and piezoelectric properties.

Year 2

3.	We will fabricate biaxially-textured BaTiO3 and PbTiO3 films on Si substrates, and characterize their structural and piezoelectric properties as free-standing membranes suitable for piezoactuator devices.

4.	We will fabricate single crystal BaTiO3 and PbTiO3 films on Si substrates, and characterize their structural and piezoelectric properties as free-standing membranes suitable for piezoactuator devices.

Year 3

5.	We will relate the BaTiO3 and PbTiO3 biaxially-textured film piezoelectric properties to their performance as piezoactuator device active materials.

6.	We will relate the single crystal BaTiO3 and PbTiO3 film piezoelectric properties to their performance as piezoactuator device active materials.

Year 4

7.	We will fabricate simple piezoelectric devices (micro-mirrors, micropumps) using BaTiO3 and PbTiO3 biaxially-textured films as piezoactuator device active materials.

8.	We will fabricate simple piezoelectric devices (micro-mirrors, micropumps) using single crystal BaTiO3 and PbTiO3 films as piezoactuator device active materials.